Exhibit 99.B(d)(1)(i)

AMENDED SCHEDULE A

with respect to the

INVESTMENT MANAGEMENT AGREEMENT

between

ING INTERMEDIATE BOND PORTFOLIO

And

ING INVESTMENTS, LLC

Series	Annual Investment Management Fee
(as a percentage of daily net assets)
ING Intermediate Bond Portfolio	0.40%